FOR MORE INFORMATION:            Company Contact:
Jeffrey Potrzebowski
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8409
jpotrzebowski@BASinc.com

BASi Names Wendy Perrow to Board of Directors

WEST LAFAYETTE, IN – December 14, 2015 -- Bioanalytical Systems, Inc. (“BASi”) (NASDAQ:BASI) today announced that its board of directors unanimously elected Ms. Wendy Perrow, President and Chief Executive Officer at Alba Therapeutics, as a director effective December 10, 2015. This action brings the number of directors to seven.

Dr. John B. Landis, BASI’s chairman of the board, commented, “We are delighted that Ms. Perrow has joined our board. Her strong background in both the biotech and pharmaceutical industries will prove particularly valuable as we continue to focus on strategies that drive our top-line growth.”

Ms. Perrow joined Alba Therapeutics in 2008 as Vice President, Business Development, Marketing and Alliance Management. She was appointed President and Chief Operating Officer in 2011 and named Chief Executive Officer in 2013. Prior to joining Alba Therapeutics, Ms. Perrow held senior executive marketing positions with private and public pharmaceutical companies. From 2004 to 2007, she was Vice President of Marketing for Sigma-Tau Pharmaceuticals, Inc. From 1989 to 2003, Ms. Perrow held positions at Merck and Co., Inc. in marketing promotion, international business research analysis, training, and sales. Ms. Perrow began her career in a division of Johnson & Johnson.

Ms. Perrow holds a bachelor’s degree from Eastern Illinois University and a Masters of Business Administration degree in finance and marketing from Duke University - The Fuqua School of Business.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. BASi focuses on developing innovative services and products that increase efficiency and reduce the cost of taking new drugs to market. Visit www.BASinc.com for more information about BASi.